SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549




                             FORM 8-K



                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) January 18, 1996


                               Northern States Power Company

      (Exact name of registrant as specified in its charter)


                                        Minnesota
          (State or other jurisdiction of incorporation)


                1-3034                                       41-0448030
(Commission File Number)                 (IRS Employer Identification No.)


   414 Nicollet Mall, Mpls, MN                                   55401
(Address of principal executive offices)                       (Zip Code)



Registrant's telephone number, including area code          612-330-5500




   (Former name or former address, if changed since last report)


Item 5.   Other Events

In conjunction with an upcoming private debt placement by NRG Energy, Inc.
(NRG), a wholly owned subsidiary of Northern States Power Company (NSP), NRG will be releasing information on its 1995 financial results. The following table sets forth, based on preliminary operating results, certain unaudited data for NRG for the fiscal quarters ended December 31, 1994 and 1995 and for the full years ended December 31, 1994 and 1995. NSP is expected to report its corporate earnings for 1995 on January 24, 1996.

                                     ($ in Thousands)
                            Year Ended        Quarter Ended
                           December 31,        December 31,
                           1994      1995      1994      1995

Operating revenues        $63,970   $64,180   $15,213   $16,689
Total operating cost
 and expense               63,529    75,465    17,883    22,927
Equity in earnings of
 projects                  36,014    35,626    15,366     8,082
Net income                 29,538    31,201    12,015       534

For the fourth quarter, NRG's net income decreased by $11.5 million. The fourth quarter was affected by a combination of higher development expenses, which increased overall operating expenses, and lower equity in earnings of projects. Equity in earnings of projects were down, reflecting more normalized earnings at the German MIBRAG project in 1995 and the impact of the San Joaquin project plant shutdown due to a buyout of the contract. For the fiscal year ended 1995, NRG's net income was $31.2 million, an increase of $1.7 million compared to 1994.

"The decline in fourth quarter earnings was primarily attributable to three factors," said Len Bluhm, NRG Chief Financial Officer. "In mid-1994 we closed on MIBRAG and booked earnings in the second and third quarters based on the knowledge we had at the time. As we improved financial reporting and control systems throughout the year, we incorporated new information each quarter." Consequently, the fourth quarter 1994 earnings contribution from MIBRAG included year-to-date adjustments to income and expenses attributable to prior quarters. In addition, coal production from MIBRAG is phasing down in 1995 in preparation for the closing of one mine and opening of another. "Another factor affecting earnings was a significant increase in project development costs," Bluhm said. "NRG is currently pursuing a number of projects and until we are reasonably assured the projects will come to financial closure, we expense developments costs." Finally, Bluhm indicated "the shutdown of the four San Joaquin plants, earlier in 1995, resulted in lower earnings compared to the fourth quarter of 1994".

"We are still on track to contributing 20% of NSP's earnings by the year 2000," Bluhm added.



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Northern States Power Company
                                   (a Minnesota Corporation)


                                   By (Edward J. McIntyre)
                                       Edward J. McIntyre
                                         Vice President and Chief
                                         Financial Officer

Dated: January 18, 1996